COMPUTATION OF PER SHARE EARNINGS

                                               Year Ended December 31
                                          1993         1992          1991

                                     ________________________________________
                                                 (Thousands of dollars
                                                 except per share data)
PRIMARY
  Average shares outstanding            30,680,372   30,196,346   29,599,552
  Net effect of dilutive stock
    options -- based on the treasury
    stock method using average
    market price                           (1)           (1)          (1)
                                        __________   __________   __________
            TOTAL                       30,680,372   30,196,346   29,599,552
                                        ==========   ==========   ==========

  Net income (loss)                      ($271,932)      $4,452     ($35,687)
                                         ==========      ======     =========

  Per-share amount                          ($8.86)       $0.15       ($1.21)
                                            =======       =====       =======

FULLY DILUTED
  Average shares outstanding            30,680,372   30,196,346   29,599,552
  Net effect of dilutive stock
    options -- based on the treasury
    stock method using the year-end
    market price, if higher than
    exercise price                          80,001       13,251        5,407
                                        __________   __________   __________
            TOTAL                       30,760,373   30,209,597   29,604,959
                                        ==========   ==========   ==========

  Net income (loss)                      ($271,932)      $4,452     ($35,687)
                                         ==========      ======     =========

  Per share amount                          $(8.84)       $0.15       $(1.21)
                                            =======       =====       =======


(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.







                                    EXHIBIT 11
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